UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
FORM 8-A
FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES
PURSUANT TO SECTION 12(b) OR (g) OF THE SECURITIES EXCHANGE ACT OF 1934
The Corporate Executive Board Company
(Exact name of registrant as specified in its charter)

Delaware	52-2056410
(State of Incorporation or Organization)	(I.R.S. Employer Identification No.)

1919 North Lynn Street, Arlington, Virginia (Address of principal executive offices)	22209 (zip code)
Securities to be registered pursuant to Section 12(b) of the Act:

Title of each class to be so registered	Name of each exchange on which each class is to be registered

Common Stock — $.01 par value per share	New York Stock Exchange
If this form relates to the registration of a class of securities pursuant to Section 12(b) of the Exchange Act and is effective pursuant to General Instruction A.(c), check the following box. ☑
If this form relates to the registration of a class of securities pursuant to Section 12(g) of the Exchange Act and is effective pursuant to General Instruction A.(d), check the following box. ☐
Securities Act registration statement file number to which this form relates: Not applicable.
Securities to be registered pursuant to Section 12(g) of the Act: None.

INFORMATION REQUIRED IN REGISTRATION STATEMENT
This registration statement is filed with the Securities and Exchange Commission (the “SEC”) in connection with the application of the Corporate Executive Board Company (the “Registrant”) to list its common stock, par value $0.01 on the New York Stock Exchange.
Item 1. Description of Registrant’s Securities to be Registered.
The following description of our common stock does not purport to be complete and is subject to and qualified by our Second Amended and Restated Certificate of Incorporation, incorporated by reference to Exhibit 3.1.1 of the Registrant’s registration statement on Form S-1, declared effective by the Securities and Exchange Commission on February 22, 1999 (Registration No. 333-5983); and our Amended and Restated Bylaws, incorporated by reference to Exhibit 3.2 to the Registrant’s Current Report on Form 8-K filed with the SEC on March 10, 2009. Additionally, the General Corporation Law of Delaware, as amended, may also affect the terms of our common stock.
General
We have 100,000,000 shares of authorized common stock, $0.01 par value per share, of which 34,272,302 were outstanding as of August 3, 2010. Holders of our stock (“Stockholders”) are entitled to receive dividends when, as, and if declared by our Board of Directors out of funds legally available for dividends. Stockholders are also entitled, upon our liquidation, and after claims of creditors and any class or series of preferred stock outstanding at the time of liquidation, to receive a pro rata distribution of our net assets.
Stockholders are entitled to one vote per share on all matters to be voted upon by the Stockholders and are vested with all of the voting power of our capital stock, except as our Board of Directors may provide with respect to any class or series of preferred stock that our Board of Directors may hereafter authorize. Shares of our common stock are not redeemable, and have no subscription, conversion, or preemptive rights.
In the event of any liquidation, dissolution or winding up (either voluntary or involuntary) of the Registrant, the Stockholders are entitled to receive the assets and funds of the Registrant available for distribution after payments to creditors and to the holders of any preferred stock of the Registrant that may at the time be outstanding, in proportion to the number of shares held by them.
Item 2. Exhibits.
Not applicable.
SIGNATURE
Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereto duly authorized.

THE CORPORATE EXECUTIVE BOARD COMPANY
Date: August 11, 2010	By:	/s/ Richard S. Lindahl
Richard S. Lindahl
Chief Financial Officer